Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Christine Reel
713.629.1316

MITCHAM INDUSTRIES REPORTS THIRD QUARTER RESULTS

HUNTSVILLE, Texas – December 15, 2004 – Mitcham Industries, Inc. (NASDAQ: MIND) today reported revenue of $4.7 million for its third quarter ended October 31, 2004, as compared to revenue of $7.3 million in the third quarter last year. For the quarter, the Company recorded a net loss of $823,000, or $(0.09) per share, as compared to net income of $105,000, or $0.01 per diluted share, for the comparable quarter last year.

“While our third quarter loss is disappointing, our core leasing business was in line with last year and we ordered an additional 3,500 channels and associated peripheral seismic equipment from Sercel to satisfy increased demand for the upcoming winter months,” said Billy F. Mitcham, Jr., President and CEO of Mitcham Industries. “Our fourth and first quarters are seasonally our strongest periods and thus far in the fourth quarter we are pleased with the overall level of demand for our equipment and the general tone of the market worldwide.”

“In our business, the timing of equipment sales is difficult to predict,” said Mitcham. “Quarter-over-quarter, our equipment sales comparison reflected an unusually large sale in last year’s third quarter,” Mitcham said. “At quarter’s end, our financial position is strong with working capital increasing to $14.4 million from $7.4 million at the beginning of this fiscal year.”

For the nine months ended October 31, 2004, the Company recorded net income of $702,000, or $0.08 per diluted share, as compared to a net loss (inclusive of discontinued operations) of $5.5 million, or $(0.63) per share, for the prior year period. Revenues totaled $19.3 million as compared to $17.1 million for the comparable nine-month period in the prior year.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada, Brisbane, Australia and associates throughout Europe, South America and Asia, Mitcham Industries conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry.

M O R E

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts included herein, including statements regarding potential future demand for the Company’s products and services, the Company’s future financial position and results of operations, business strategy and other plans and objectives for future operations, are forward-looking statements. Actual results may differ materially from such forward-looking statements. Important factors that could cause or contribute to such differences include a prolonged and gradual recovery, or no full recovery, of the energy services sector of a depressed oil and gas industry, and thereafter, the inherent volatility of oil and gas prices and the related volatility of demand for the Company’s services; loss of significant customers; significant defaults by customers on amounts due to the Company; international economic and political instability; dependence upon additional lease contracts; the risk of technological obsolescence of the Company’s lease fleet; vulnerability of seismic activity and demand to weather conditions and seasonality of operating results; dependence upon few suppliers; and other factors which are disclosed in the Company’s Securities and Exchange Commission filings, available from the Company without charge.

M O R E

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2004	2003	2004	2003
Revenues:
Equipment leasing	$3,948	$3,970	$12,727	$10,574
Equipment sales	790	3,305	6,610	6,497

Total revenues	4,738	7,275	19,337	17,071
Costs and expenses:
Direct costs – seismic leasing	450	896	1,350	1,756
Cost of equipment sales	557	1,555	3,371	3,300
General and administrative	1,471	1,287	5,419	3,818
Provision for doubtful accounts	122	25	122	25
Depreciation and amortization	2,700	3,336	8,113	10,767

Total costs and expenses	5,300	7,099	18,375	19,666

Operating income (loss)	(562)	176	962	(2,595)
Other income (expense) – net	3	(71)	(76)	(91)

Income (loss) from continuing operations before income taxes	(559)	105	886	(2,686)
Provision for income taxes	264	—	264	—

Net income (loss) from continuing operations	(823)	105	622	(2,686)

Income (loss) from discontinued operations, net of income taxes of $0	—	—	80	(2,792)

Net income (loss)	$(823)	$105	$702	$(5,478)

Income (loss) per common share from continuing operations
Basic	$(0.09)	$0.01	$0.07	$(0.31)
Diluted	$(0.09)	$0.01	$0.07	$(0.31)
Income (loss) per common share from discontinued operations
Basic and diluted	$—	$—	$0.01	$(0.32)
Net income (loss) per common share – basic and diluted	$(0.09)	$0.01	$0.08	$(0.63)
Shares used in computing income (loss) per common share:
Basic	8,880,000	8,795,000	8,824,000	8,763,000
Dilutive effect of common stock equivalents	—	78,000	411,000	—

Diluted	8,880,000	8,873,000	9,235,000	8,763,000

M O R E

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	October 31,	January 31,
	2004	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,929	$6,834
Accounts receivable, net of allowance for doubtful accounts of $532 and $847	5,433	5,635
Current portion of notes receivable, net of allowance for doubtful notes of $492 and $28	308	811
Prepaid expenses and other current assets	676	700
Current assets of discontinued operations	389	898

Total current assets	19,735	14,878
Seismic equipment lease pool, property and equipment	77,063	84,624
Accumulated depreciation of seismic equipment lease pool, property and equipment	(58,341)	(59,265)
Long-term assets of discontinued operations	286	491
Other assets	8	2

Total assets	$38,751	$40,730

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,471	$1,532
Current maturities – long-term debt	2,263	2,203
Equipment notes payable	—	1,296
Deferred revenue	291	345
Income taxes payable	272	—
Wages payable	543	495
Accrued expenses and other current liabilities	428	1,245
Current liabilities of discontinued operations	23	399

Total current liabilities	5,291	7,515
Long-term debt, net of current maturities	714	2,418

Total liabilities	6,005	9,933
Commitments and contingencies Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.01 par value; 20,000,000 shares authorized; 9,824,826 and 9,714,994 shares issued, respectively	98	97
Additional paid-in capital	62,615	61,913
Treasury stock, at cost (915,000 shares)	(4,686)	(4,686)
Deferred compensation	(124)	(83)
Accumulated deficit	(27,709)	(28,411)
Accumulated other comprehensive income	2,552	1,967

Total shareholders’ equity	32,746	30,797

Total liabilities and shareholders’ equity	$38,751	$40,730

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